SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Power Integrations, Inc.

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POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Power Integrations, Inc., a Delaware corporation. The meeting will be held on Friday, June 18, 2010 at 10:00 a.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138 for the following purposes:

1.	To elect our eight nominees as directors to serve until the 2011 Annual Meeting of Stockholders and their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for the fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 18, 2010 at 10:00 a.m. at 5245 Hellyer Avenue, San Jose, California 95138

The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/POWI.

The Board of Directors recommends that you vote FOR the proposals identified above.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2009 Annual Report. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

The record date for the Annual Meeting is April 21, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Bill Roeschlein
Bill Roeschlein Secretary

San Jose, California

April 30, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

June 18, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Directors of Power Integrations, Inc. is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice (as defined below) to submit your proxy over the telephone or on the internet.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Material (the “Notice”) on or about April 30, 2010. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

We intend to mail the Notice on or about April 30, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may (but are not required to) send you a proxy card, along with a second Notice, on or after May 10, 2010.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Friday, June 18, 2010 at 10:00 a.m., local time, at our executive offices located at 5245 Hellyer Avenue, San Jose, California 95138. Directions to the Annual Meeting may be found at the end of this proxy statement. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 21, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 27,966,702 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 21, 2010 your shares were registered directly in your name with Power Integrations’ transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below or in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 21, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are, or the Notice is, being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of our eight nominees as directors to serve until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified; and

•

Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to www.envisionreports.com/POWI and enroll for online delivery of Annual Meeting and proxy voting materials.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢

To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on June 18, 2010 to be counted.

➢

To vote on the internet, registered holders may go to www.envisionreports.com/POWI to complete an electronic proxy card. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Central time, on June 18, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the proxy card or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 21, 2010.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all our eight nominees for director and “For” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees together with representatives of The Altman Group may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies but if The Altman Group does solicit proxies, The Altman Group will be paid its customary fee of approximately $5,500 plus out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may vote again over the internet or by telephone.

➢	You may send a timely written notice that you are revoking your proxy to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.

➢	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2010 to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2011 annual meeting of stockholders is held before May 19, 2011 or after July 18, 2011, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2011 annual meeting of stockholders. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing to our Corporate Secretary at the address above by December 31, 2010, except that if our 2011 annual meeting of stockholders is held before May 19, 2011 or after July 18, 2011, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine”. In such cases, the shares are determined to be “present” for purposes of determining whether a quorum is present, but are not counted for purposes of any vote.

Generally, if your shares are held by your broker as your nominee (that is, in “street name”), you, as the beneficial owner of the shares, are entitled to give voting instructions to the broker or nominee holding the shares. To do so, you will need to obtain a proxy form or notice of how to vote over the internet or by telephone from the institution that holds your shares and follow the instructions included on that form or notice regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares only with respect to Proposal 2, the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; your broker will not be able to vote your shares with respect to Proposal 1, the election of directors.

How many votes are needed to elect directors?

For the election of our eight nominees as directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Pursuant to our Corporate Governance Guidelines, our Board of Directors will nominate for re-election as director in an uncontested election of directors only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in an uncontested election and (B) acceptance by the Board of Directors of such resignation.

If, in an uncontested election, a director fails to have received more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board of Directors, and the Board of Directors will act on the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s conditional resignation.

As a result, although a director who receives more “Withheld” votes than “For” votes in an uncontested election will be elected as a director, that director may cease to be a director if the Board of Directors determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board of Directors may deem relevant, the Board of Directors decides to accept a director’s conditional resignation.

How many votes are needed to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent auditors?

To be approved, ratification of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations, Inc. for its fiscal year ending December 31, 2010, must receive a “For” vote from the holders of a majority of shares voting either in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 27,966,702 shares outstanding and entitled to vote. Thus the holders of 13,983,352 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of the shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What proxy materials are available on the internet?

The letter to stockholders, proxy statement, and annual report to stockholders are available at: www.edocumentview.com/POWI

PROPOSAL 1

ELECTION OF DIRECTORS

Power Integrations’ Board of Directors (the “Board”) is elected annually at the annual meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director’s successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board presently has eight members, all of whose terms of office expire at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.

Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2011 annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is Power Integrations’ policy to encourage directors and nominees for director to attend the Annual Meeting. Two of the current directors attended the 2009 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. Unless marked otherwise we will vote proxies returned to us for the nominees named below. The eight nominees receiving the highest number of affirmative votes will be elected. If a nominee receives more “Withheld” votes than “For” votes, then notwithstanding the election of that nominee, if our Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board may deem relevant, our Board may decide to accept the nominee’s conditional resignation previously submitted as required under our Corporate Governance Guidelines. See “How many votes are needed to elect directors?” on page 5 for a description of these guidelines. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations’ management has no reason to believe that any nominee will be unable to serve.

This Proposal 1 is to elect our eight nominees nominated as directors. The biographies of each of the nominees below contains information regarding the person’s age as of April 30, 2010, service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills of each director, including those that led to the Nominating and Governance Committee and the Board’s conclusion that the director should continue to serve as a director of Power Integrations.

James R. Fiebiger, Ph.D., age 68, has served as a director of Power Integrations since March 2006. Dr. Fiebiger is a veteran of the semiconductor industry and currently serves as a member of the Board of Directors of four other publicly traded companies: Mentor Graphics Corporation, a leading provider of electronic hardware and software design solutions; Actel Corporation, a fabless semiconductor company producing field programmable gate arrays; QLogic Corporation, a leading provider of storage and communications equipment; and Pixelworks Inc., a fabless semiconductor company supplying graphics integrated circuits used in projectors, monitors and TV’s. Dr. Fiebiger has served on public company boards of directors since 1994, including, in addition to those named above, on the Board of Directors of Lovoltech, a start-up fabless semiconductor company specializing in low-voltage devices.

Dr. Fiebiger has been a consultant to the semiconductor industry since 2004. From 1999 to 2004, he was Chairman and Chief Executive Officer of Lovoltech. Dr. Fiebiger has been involved with semiconductor companies since 1969, and has held executive positions (such as Vice Chairman, CEO, President, Managing Director, Sr. Corp VP and VP) with many semiconductor companies prior to 1999, including United Technologies Corporation, Motorola, Inc., Texas Instruments Incorporated, GateField Corporation, Thunderbird Technologies, and VLSI Technology, Inc.

Dr. Fiebiger’s considerable management experience in the industry includes leading growth initiatives, driving operational efficiencies, fund raising and executing strategic transactions. His experience as a Board member of both hardware and software solutions providers frequently gives him insight into developments in semiconductor markets worldwide; and his comprehensive understanding of semiconductor technology provides him with a base of knowledge for assessing our product development efforts. In particular, Dr. Fiebiger’s experience as Founder, Chairman, and Chief Executive Officer of Lovoltech, a start-up fabless semiconductor company specializing in highly efficient devices for low voltage DC to DC power delivery, is very relevant to Power Integrations’ business and products. He also has significant experience and expertise in mergers and acquisitions (in particular, analyzing effectiveness of acquisitions and establishing a set of acquisition guidelines), growing businesses, right-sizing and turning around companies, assisting management in many strategic and operational aspects of running their business. Through his experience as Chairman of two Compensation and two Nominating and Governance committees, he has implemented over the years multiple compensation and governance practices in compliance with rules and regulations.

Dr. Fiebiger received B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of California at Berkeley.

Nicholas E. Brathwaite, age 51, has served as a director of Power Integrations since January 2000. Mr. Brathwaite is a veteran of the semiconductor industry and currently serves as a member of the Board of Directors of Tessera Technologies, Inc., a technology innovator that invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. He was also a member of the Board of Directors of Photon Dynamics, Inc., a public company and provider of products and services to flat panel display manufacturers, prior to its acquisition in October 2008.

Mr. Brathwaite is a founding Partner of Riverwood Capital, a growth equity, middle market technology investment firm with investments in Asia, Latin America and the United States including five (5) semiconductor companies, which he joined in January 2008. Mr. Brathwaite has been involved with semiconductor companies, hardware development (including power supplies) and electronic services (including manufacturing) since 1986. Mr. Brathwaite was the Chief Executive Officer of Aptina Imaging Corporation, a $600M fabless semiconductor company and a wholly owned subsidiary of Micron Technology, serving similar markets, customers and applications as those of Power Integrations, from April 2008 to July 2009, and is currently its Chairman of the Board. He served as the Vice President of Technology of Flextronics International Ltd., an electronics company, from 1995 to 2000, and as Flextronics’ Chief Technology Officer from 2000 until 2007, where he played a leading role in the transformation of Flextronics from a small contract manufacturer to a global Electronics Manufacturing Service Provider, during which revenues grew from $150 million to $30 billion. At Flextronics he initiated, built and managed several businesses with revenues ranging from $30 million to $6 billion, including ODM Services, power supplies and other component businesses. He joined Flextronics in 1995, when Flextronics acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of Vice President and General Manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test, and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing.

Mr. Brathwaite has significant experience in mergers and acquisitions, having participated in more than 50 mergers and acquisitions ranging from $2 million to $10 billion, was a member of the Flextronics (4-person) Acquisition Committee and was responsible for leading due diligence and integration activities on several of these acquisitions. Mr. Brathwaite is familiar with many of Power Integrations’ customers, including important decision makers and decision making processes, and is very familiar with Asian and European markets, supply chain and business processes.

Mr. Brathwaite received a B.S. in Applied Chemistry from McMaster University, and an M.S. in Polymer Science & Engineering from University of Waterloo. Mr. Brathwaite has also completed the Wharton Executive Education Training Program on Corporate Governance.

Balakrishnan S. Iyer, age 53, has served as a director of Power Integrations since February 2004. Mr. Iyer has served on public company boards since 2001, and currently serves on the Board of Directors of: Life Technologies Corporation, an S&P 500 company in the life science technology industry; IHS Inc., a company that provides critical information and insight in the Energy, Security, Environment and Product Lifecycle management fields; QLogic Corporation, a leading provider of storage and communications equipment; Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications; and Skyworks Solutions, Inc., a fabless semiconductor company enabling mobility. Mr. Iyer has also served on the board of directors of the Overture Systems prior to the sale of the company to Yahoo.

Mr. Iyer retired from Conexant Systems in 2003 after serving for five years as Senior Vice President and Chief Financial Officer. In that role, Mr. Iyer was responsible for all the financial functions for the company including Operational Finance, Controllership, Treasury, Tax and Investor Relations as well as Strategy and Business Development. He raised $1 billion for the company and completed more than a dozen acquisitions valued at over $2 billion. He also led the execution of the strategic restructuring of the company from an integrated semiconductor company with a full range of manufacturing operations to a family of pure play fabless semiconductor companies. Earlier in his career, Mr. Iyer worked in Silicon Valley for 17 years in the semiconductor industry in Finance roles at Advanced Micro Devices, Cypress Semiconductor and at VLSI Technology and also in engineering roles at National Semiconductor Corporation.

Mr. Iyer has significant experience in audit committee matters, as well as corporate governance, financing and acquisition matters. At IHS, he has served as Chair of the audit committee since he joined its board of directors in 2003, helping oversee the company’s preparation to become a public company, including the recruiting of key finance team members, preparation of the registration statement and implementation of SOX 404. Mr. Iyer is also Chairman of the audit committee at QLogic and Chairman of the Governance and Nominating Committee at Life Technologies, Skyworks Solutions and Conexant Systems. He serves on the Board of the Forum for Corporate Directors, an organization focused on Corporate Governance and also on the Advisory Board of the California State University Fullerton Center for Corporate Reporting and Governance. As a board member, Mr. Iyer has overseen over 40 acquisitions and divestitures valued at nearly $10 billion and in addition overseen over $5 billion in equity and debt financing.

Mr. Iyer has a B.S. in Mechanical Engineering from the Indian Institute of Technology, an MS in Industrial Engineering from the University of California, Berkeley and an MBA in Finance from the Wharton School, University of Pennsylvania.

E. Floyd Kvamme, age 72, has served as a director of Power Integrations since September 1989. Mr. Kvamme is a veteran of the semiconductor industry and previously served as a member of the Board of Directors of: National Semiconductor Corporation, one of the world's leading semiconductor companies focused on analog and mixed-signal integrated circuits and sub-systems; and currently serves on the board of Harmonic Inc., a broadband optical networking and digital video systems company. He also served on the board of directors of Photon Dynamics, Inc., a public company and provider of products and services to flat panel display manufacturers, prior to its acquisition in October 2008. During his career, Mr. Kvamme has been a member of the Board of Directors of over 15 companies in the semiconductor, personal computer software, large systems software and optical systems markets, including publicly traded companies such as: TriQuint, Brio, Lotus, Harmonic, MiniStor and Bachman Information Systems.

From 1984 through 2008, Mr. Kvamme was a General Partner and now serves as a Partner Emeritus of Kleiner Perkins Caufield & Byers, a venture capital company. Mr. Kvamme has over 40 years in the semiconductor industry, including as an engineer, in sales and marketing and in management. From 2001 to

2009, Mr. Kvamme was the Co-Chair of the President’s Council of Advisors on Science and Technology, advising President George W. Bush on science and technology matters. Prior to Mr. Kvamme joining Kleiner Perkins Caufield & Byers, Mr. Kvamme gained extensive management experience, including serving as General Manager of National Semiconductor’s Semiconductor Division from 1973 – 1979, where sales grew from $200 million to nearly $1 billion. He was also in charge of product planning and marketing at National Semiconductor in the formative years of the integrated circuit era and was in charge of the then largest distribution oriented sales force at National Semiconductor from 1971 – 1979. From 1979 to 1982 he was the President of National Advanced Systems, responsible for all activities worldwide in this computer systems subsidiary of National Semiconductor including extensive dealings with Asia – particularly Japan in which Hitachi was a major supplier. He was also the Executive Vice President of Marketing and Sales at Apple Computer, 1982 – 1984, responsible for all sales, marketing and advertising of Apple in the United States and some foreign countries.

Mr. Kvamme has a B.S.E.E. in Electrical Engineering from the University of California, Berkeley an MSE in Semiconductor Electronics from Syracuse University, and did post Masters studies in Circuit Design, Computer Design and Control Systems at the University of California, Los Angeles.

Alan D. Bickell, age 73, has served as a director of Power Integrations since April 1999. Mr. Bickell was also previously a member of the Board of Directors of Asiainfo Holdings, and served as a member of its compensation committee. Mr. Bickell spent more than 30 years with Hewlett Packard Company, a computer-hardware company, serving as corporate senior vice president and managing director of geographic operations from 1992 until his retirement in 1996. In his role at Hewlett Packard, Mr. Bickell’s responsibilities included overseeing Hewlett Packard’s worldwide field sales infrastructure, as well as general management responsibility for Hewlett Packard’s international presence in the Asia Pacific, Latin America and Canada. Mr. Bickell serves on the board of directors of the Peking University Educational Foundation (USA).

Mr. Bickell has extensive experience in finance, accounting and MIS systems, as well as significant experience in international operations, having resided in Japan, Australia, Scotland, Switzerland and Hong Kong during his career at Hewlett Packard. Mr. Bickell also has significant corporate governance experience through his role at Hewlett Packard, as well as on the board of directors of Power Integrations and Asiainfo Holdings.

Mr. Bickell has a B.S. in Business Administration from Menlo College, and an MBA from Santa Clara University.

Balu Balakrishnan, age 55, has served as President and Chief Executive Officer and as a director of Power Integrations since January 2002. He served as President and Chief Operating Officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed for 11 years by National Semiconductor Corporation, where his responsibilities included engineering and product-line management.

Mr. Balakrishnan, who has more than 30 years of engineering, marketing and management experience in the semiconductor industry, is the chief inventor of Power Integrations' TOPSwitch®, TinySwitch® and EcoSmart® technologies and holds 120 U.S. patents. He has received the Discover Award for Technological Innovation as well as a TechAmerica Innovator Award, both in recognition of the environmental benefits of EcoSmart technology. Mr. Balakrishnan has an M.S.E.E. from the University of California, Los Angeles, and a B.S.E.E. from Bangalore University, India. He has also completed the Directors Certification Program at the University of California, Los Angeles.

William George, Ph.D., age 67, has served as a director of Power Integrations since March 2009. Dr. George is a veteran of the semiconductor industry and currently serves as a member of the Board of Directors of two other publicly traded companies: Silicon Image, Inc., a designer and developer of mixed-signal integrated circuits; and Ramtron International Corporation, a leading supplier of integrated circuits enabled by ferroelectric random access memory (FRAM). He also served on the board of directors of Metron Technologies, N.V., a global supplier of semiconductor equipment and materials, prior to its acquisition in December 2004.

From 1999 until June 2007, Dr. George served as an executive vice president of ON Semiconductor, a supplier of performance power solutions, where he was responsible for manufacturing, supply chain, planning, quality and technology development. From 2007 through his retirement in 2008 he directed the startup of ON Semiconductor’s foundry services business. From 1991 to 1994, Dr. George was assigned by Motorola to Sematech Consortium, an alliance of leading American semiconductor companies formed in 1987 to restore American competitiveness in semiconductor manufacturing. At Sematech he served as Executive Vice President and Chief Operating Officer, where he was responsible for all operations, business development, marketing, member liaison, and strategic planning. From 1968 until 1999, Dr. George was employed by Motorola, Inc., and served as Corporate Vice President and Director of Manufacturing for Motorola’s Semiconductor Components Group from June 1997 until July 1999, where he was responsible for manufacturing operations, quality, and technology development.

Dr. George has served on the compensation committee and nominating and governance committee of Silicon Image and Ramtron, has chaired special board committees on mergers and acquisitions, and has served on a number of advisory boards. He has extensive experience in the analog semiconductor field, including in cost-effective management of foundries, and packaging and test services.

Dr. George is a member of the Sandia National Laboratories Science Advisory Board and the manufacturing advisory board of Cypress Semiconductor Corporation. He received a B.S. degree in Metallurgical Engineering from the University of Oklahoma and a Ph.D. in Materials Science from Purdue University.

Steven J. Sharp, age 68, has served as a director of Power Integrations since 1988, and was elected non-executive chairman of the Board in May 2006. Mr. Sharp served as Power Integrations’ Interim Chief Executive Officer during its first year in 1988, during which time he was also a member of the Board of Directors as well as active in three other private companies. Mr. Sharp is a veteran of the semiconductor industry and since 1992 has served as a member of the Board of Directors of TriQuint Semiconductor, Inc., a manufacturer of semiconductor components. Previously, he also served on the board of directors of the following publicly traded companies: Pixelworks Inc., a fabless semiconductor company supplying graphics integrated circuits used in projectors, monitors and TV’s; and Megatest, a company that designed, manufactured, marketed and serviced automatic test equipment for the integrated circuit industry. Mr. Sharp served on a number of committees of these boards of directors.

Mr. Sharp served at TriQuint as President, Chief Executive Officer and director from September 1991 until July 2002. Prior to TriQuint, Mr. Sharp was associated with various venture capital and startup semiconductor firms. He helped start Crystal Semiconductor (now Cirrus Logic, Inc.), Gazelle Microcircuits, Inc. (now TriQuint Semiconductor, Inc.), Megatest Corporation (now Teradyne, Inc.) and Volterra Semiconductor Corporation. He also founded Silicon Architects, Inc. (which has been acquired by Synopsys, Inc.). Prior to that, Mr. Sharp spent 23 years with Texas Instruments and Phillips in the semiconductor industry. Mr. Sharp has extensive experience in the analog semiconductor field as an engineer as well as in management. Mr. Sharp also has extensive experience in mergers and acquisitions, having been involved in approximately 15 transactions, as well as public and private financings.

Mr. Sharp has a B.S. degree in Mechanical Engineering from Southern Methodist University, an M.S.E.S from the California Institute of Technology, and an MBA from Stanford University.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board consults with Power Integrations’ counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being Power Integrations’ president and chief executive officer, is not an independent director.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The Board has adopted Corporate Governance Guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations’ management. The guidelines are also intended to align the interests of directors and management with those of Power Integrations’ stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, Board committees, compensation and director education and orientation. The Corporate Governance Guidelines are available on our website, which is located at: www.powerint.com.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership information and meeting information for 2009 for each of the Audit, Compensation and Nominating and Governance Committees:

Name	Audit		Compensation		Nominating and Governance
Alan D. Bickell	X	*	X	(1)
Nicholas E. Brathwaite					X
R. Scott Brown			X	(1)
James R. Fiebiger	X				X	*
William L. George			X	(2)	X	(2)
Balakrishnan S. Iyer	X				X
E. Floyd Kvamme			X	*
Steven J. Sharp			X	(3)
Total meetings in year 2009	5		6		4

*	Committee Chairperson

(1)	In January 2009, Mr. Brown passed away. Following the passing of Mr. Brown, Mr. Bickell was appointed to the Compensation Committee on January 27, 2009.

(2)	Dr. George served on the Nominating and Governance Committee from April 21, 2009, to October 20, 2009; Dr. George was added to the Compensation Committee on October 20, 2009.

(3)	Mr. Sharp served on the Compensation Committee until October 20, 2009.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Power Integrations.

AUDIT COMMITTEE

The Audit Committee of the Board oversees Power Integrations’ corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations’ audit engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	meets to review Power Integrations’ annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviews and, if it determines appropriate, approves related person transactions;

•

reviews and discusses with management and, as appropriate, the independent auditor, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures; and

•	adopts procedures for monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, three directors comprise the Audit Committee: Messrs. Bickell and Iyer and Dr. Fiebiger. The Board has adopted a written Audit Committee Charter which can be found on our website at www.powerint.com.

The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations’ Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards). The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each member’s level of knowledge and experience based upon his extensive experience as set forth above in each of their respective biographies, including as a senior executive officer with financial oversight functions.

COMPENSATION COMMITTEE

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

•

with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards while seeking to achieve an appropriate level of risk and reward, and develops and reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;

•

reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;

•	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

•

proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;

•	grants rights, participation and interests in our compensation plans to eligible participants;

•

approves and periodically reviews the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizes the chief executive officer to approve compensation levels for such non-executive officers and other employees within such ranges;

•	reviews and approves such other compensation matters as the Board or the chief executive officer wishes to have the Compensation Committee approve;

•

reviews and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans;

•

reviews and establishes appropriate life insurance coverage for some or all of the company’s executive officers, as the Compensation Committee deems appropriate, with the company as the beneficiary of such coverage;

•	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and considers whether to recommend that it be included in proxy statements and other filings; and

•

reviews with the chief executive officer the plans for succession to the offices of Power Integrations’ executive officers and makes recommendations to be considered by the Board with respect to the selection of appropriate individuals to succeed to those positions.

As of the date of this proxy statement, three directors comprise the Compensation Committee: Messrs. Bickell, and Kvamme and Dr. George. All members of Power Integrations’ Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.powerint.com.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.

The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.

Our chief executive officer, Mr. Balakrishnan, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including the compensation of the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s or the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan and other executive officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

In 2009, the Compensation Committee engaged an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist in the analysis of compensation survey data. Meyercord attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee on executive compensation and director compensation. Meyercord was instructed to review compensation at peer companies for the named executive officers and the company’s directors, and to give comments and recommendations based on that review. Meyercord was also expected to use its experience with the company and other similar companies and to apply judgment based on that experience. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation.

Subject to business needs, the Compensation Committee’s policy is to grant option awards or restricted stock units (RSUs) to new employees on the first trading day of the month following the date of hire, and annually to grant continuing employees option or RSU awards on the third trading day following the earnings release for the first fiscal quarter of each year. All option grants are set at the closing price on the date of grant.

Our Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.

A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2009 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

With the help of the company’s independent compensation consulting firm, Meyercord and Associates, Inc., in 2010, the Compensation Committee reviewed the company’s compensation policies and practices as they relate to risk management for all employees, including executive officers. The compensation policies and practices reviewed by the Compensation Committee included: 1) annual base salaries; 2) the 2009 Bonus Plan; 3) equity incentive awards under the 2007 Equity Incentive Plan; 4) the Employee Stock Purchase Plan; and 5) the Executive Officer Benefits Agreements with the company’s executive officers. Following such review, the Compensation Committee determined that risks arising from the company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company. In coming to this conclusion, the Compensation Committee also considered the mitigating effects of the company’s compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers (please see page 35 for a more detailed discussion of the company’s compensation “claw-back” policy).

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee of the Board is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

•	evaluates and recommends to the Board director nominees for each election of directors;

•	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;

•	reviews and makes recommendations to the Board concerning qualifications and the appointment and removal of committee members;

•	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of, Power Integrations’ corporate governance principles;

•	reviews, discusses and assesses the performance of the Board, including Board committees; and

•	considers Board nominees and proposals submitted by stockholders and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.powerint.com. As of the date of this proxy, three directors comprise the Nominating and Governance Committee: Messrs. Brathwaite and Iyer and Dr. Fiebiger. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee applies the criteria set forth in Power Integrations’ Corporate Governance Guidelines. These criteria include the candidate’s ability to read and understand financial statements, age, personal integrity and ethics, relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated experience in his or her field, ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the company's stockholders. In addition, when conducting its assessment, the Nominating and Governance Committee considers any criteria for director qualifications set by the Board, as well as diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the company to maintain a balance of knowledge, experience and capability. When considering diversity, the Board and Nominating and Governance Committee views “diversity” as diversity of experience and expertise. The Board and Nominating and Governance Committee believe that by having a Board diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board nor the Nominating and Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than as set forth in the corporate governance guidelines to consider diversity when assessing nominees.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors' overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee should be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then recommends a nominee to the Board by majority vote.

To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by January 1 of the year in which such director is to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Power Integrations’ stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

BOARD LEADERSHIP STRUCTURE

As set forth in Power Integrations’ Corporate Governance Guidelines, the Board’s leadership structure shall be either (a) a separate Chairman of the Board and Chief Executive Officer, or (b) a Chairman of the Board and Chief Executive Officer who is the same person, together with a strong Lead Independent Director; the Nominating and Governance Committee determined that either of these structures is appropriate for Power Integrations as each provides for an independent director to take the functional role where it is appropriate for an independent director to fulfill that function. Currently, the Chairman of the Board and Chief Executive Officer are separate persons.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board regularly reviews information regarding the company’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discusses with management, and the company’s independent registered public accounting firm, as appropriate, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

MEETINGS OF THE BOARD

The Board met six times in 2009. All directors attended at least 75% of the aggregate number of the meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2009.

As required under applicable NASDAQ listing standards, in fiscal 2009, Power Integrations’ independent directors met in regularly scheduled executive sessions at which only independent directors were present.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Power Integrations’ Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the chairman of the Board. The chairman of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the chairman of the Board shall discard the communication.

CODE OF BUSINESS CONDUCT AND ETHICS

Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website, which is www.powerint.com, and available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for the fiscal year ending December 31, 2010, and the Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited Power Integrations’ financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Power Integrations’ Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Power Integrations and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2009 and December 31, 2008, by Deloitte & Touche LLP, Power Integrations’ independent registered public accounting firm (in thousands).

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$1,313	$1,603
Audit-Related Fees(2)	206	8
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,519	$1,611

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2009 and 2008 include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	In 2009, audit-related fees were primarily tax work performed and mergers & acquisitions activities, in 2008, the fees related to filing the form S-8 statement.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee’s responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

During 2009, three independent, non-employee directors, Messrs. Bickell and Iyer and Dr. Fiebiger, comprised the Audit Committee.

Management is responsible for Power Integrations’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Power Integrations’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009 with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE

Alan D. Bickell

James R. Fiebiger

Balakrishnan S. Iyer

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 12, 2010, with respect to the beneficial ownership of Power Integrations’ common stock by:

•	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock,

•	each executive officer named in the Summary Compensation Table,

•	each director and director nominee of Power Integrations, and

•	all executive officers and directors of Power Integrations as a group.

The address for each executive officer, director and director nominee named below is Power Integrations’ principal executive offices located at 5245 Hellyer Avenue, San Jose, California 95138-1002.

	Beneficial Ownership
Beneficial Owners(1)	Number of Shares(2)	Percent of Total(3)
5% Stockholders
Wasatch Advisors, Inc.(4) 150 Social Hall Avenue Salt Lake City, UT 84111	1,934,470	7.0%
FMR LLC(5) 82 Devonshire Street Boston, MA 02109	3,512,822	12.8%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	1,466,998	5.3%
Named Executive officers and directors
Balu Balakrishnan(7)	1,761,836	6.1%
Bill Roeschlein(8)	16,304	*
Bruce Renouard(9)	222,408	*
John Tomlin(10)	76,230	*
Derek Bell(11)	246,399	*
Alan D. Bickell(12)	95,166	*
Nicholas E. Brathwaite(13)	65,236	*
Dr. James R. Fiebiger(14)	40,800	*
Dr. William George(15)	9,329	*
Balakrishnan S. Iyer(16)	61,666	*
E. Floyd Kvamme(17)	260,973	*
Steven J. Sharp(18)	73,333	*
All directors and current executive officers as a group (14 persons) (19)	3,330,905	11.0%

*	Less than 1%.

(1)	Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable) and to the information contained in the footnotes to this table.

(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options to purchase common stock. Generally, options to purchase common stock of Power Integrations granted under the 1997 Stock Option Plan held by executive officers are immediately exercisable but are subject to vesting. Such options to purchase common stock that are exercised prior to full vesting are subject to repurchase by us until the common stock so purchased becomes fully vested. Options to purchase common stock granted to executive officers under the 2007 Equity Incentive Plan and to our directors are not immediately exercisable.

(3)	Percentages are based on 27,541,137 shares of common stock outstanding on February 12, 2010, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 12, 2010, or April 13, 2010, are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.

(4)	Based on a Schedule 13G/A filed with the SEC on February 16, 2010, reporting beneficial ownership as of December 31, 2009.

(5)	Based on a Schedule 13G/A filed with the SEC on February 16, 2010, as of December 31, 2009, Fidelity Management and Research Company, a wholly owned subsidiary of FMR LLC and an investment adviser is the beneficial owner of 3,512,122 shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 2,961,308 shares of common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 3,512,122 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, which power resides with the Funds’ Board of Trustees. Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC is the beneficial owner of 700 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 700 shares and sole power to vote or to direct the voting of 0 shares owned by the institutional accounts managed by PGATC as stated above.

(6)	Based on a Schedule 13G filed with the SEC on January 29, 2010, reporting beneficial ownership as of December 31, 2009.

(7)	Consists of 283,424 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee; 1,436,366 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010; 21,023 shares held by the Balakrishnan Children Trusts fbo Nikil Balakrishnan of which Mr. Balakrishnan is a trustee; and 21,023 shares held by the Balakrishnan Children Trusts fbo Vikram Balakrishnan of which Mr. Balakrishnan is also a trustee.

(8)	Includes 9,208 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(9)	Includes 216,666 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(10)	Consists of 11,425 shares held by Mr. Tomlin and his spouse in a joint account and 64,805 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(11)	Includes 238,749 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(12)	Includes 94,166 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(13)	Includes 57,500 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(14)	Includes 40,000 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(15)	Includes 9,329 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(16)	Consists solely of shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(17)	Includes 88,333 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(18)	Includes 63,333 shares of common stock issuable upon exercise of options exercisable within 60 days after February 12, 2010.

(19)	Consists of shares held by each executive officer and director, including: 17,889 shares held by one executive officer who is not a named executive officer; 383,336 shares of common stock issuable upon exercise of options to executive officers, who are not a named executive officers, within 60 days after February 12, 2010; and the shares described in footnotes 7 through 18 above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Power Integrations’ common stock that may be issued upon the exercise of options and rights under all of the existing equity compensation plans as of December 31, 2009, which consist of the Power Integrations 1997 Stock Option Plan, the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 1998 Nonstatutory Stock Option Plan and the Power Integrations 2007 Equity Incentive Plan.

Plan Category		Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted- Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1997 Stock Option Plan	3,984,080		$21.02	—
	1997 Outside Directors Stock Option Plan	518,336		26.13	50,000
	1997 Employee Stock Purchase Plan	—		—	907,482
	2007 Equity Incentive Plan	1,277,236	(1)	21.62	3,522,289	(2)

	Total	5,779,652		21.66	4,479,771

Equity compensation plans not approved by security holders	1998 Nonstatutory Stock Option Plan	76,718		25.65	25,406

Totals		5,856,370		$21.65	4,505,177

(1)	All option awards, restricted stock units and performance-based awards issued under this plan are reflected in this column. The weighted-average exercise price of the options is included in column (b). The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and performance-based shares, as they have no exercise price.

(2)	Under the 2007 Equity Incentive Plan, stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and “other stock awards” may be granted for the full amount of the share reserve except that the number of shares available for issuance under the 2007 Equity Incentive Plan is reduced by one (1) share for each share of stock issued pursuant to a stock option or a stock appreciation right and two (2) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, or other stock award.

Description of 1998 Nonstatutory Stock Option Plan. Power Integrations’ Board adopted the 1998 Nonstatutory Stock Option Plan, or the 1998 Plan, in July 1998. The 1998 Plan was approved by Power

Integrations’ directors; stockholder approval was not required at that time and was not sought. The 1998 Plan provided for the grant of nonstatutory stock options to Power Integrations’ employees and consultants. There were initially 1,000,000 shares reserved under the 1998 Plan. No additional stock awards were granted under the 1998 Plan following stockholder approval of the 2007 Equity Incentive Plan, or the 2007 Plan, at the 2007 annual meeting of stockholders.

The Board, or a committee appointed by the Board, sets the terms of stock awards granted under the 1998 Plan subject to the terms of the 1998 Plan. The exercise price of nonstatutory stock options granted under the 1998 Plan is not less than 85% of the fair market value of the stock subject to the option on the date of grant. Options under the 1998 Plan generally terminate three months after termination of service for any reason other than death or disability, and six months after termination due to disability or death. The 1998 Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of stock available for issuance under the 1998 Plan have been issued and all restrictions on such shares under the terms of the 1998 Plan and the agreements evidencing options granted under the 1998 Plan have lapsed. Stock awards generally vest over four years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on review of the forms furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2009, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2009.

COMPENSATION OF DIRECTORS

Cash Compensation.    Each of our directors, with the exception of Mr. Balakrishnan, receives $6,000 per quarter to serve as a member of our Board, and the chairman of our Board receives an additional $6,250 per quarter to serve in such capacity. In addition, each chairman of our Audit Committee, Compensation Committee and Nominating and Governance Committee receives $5,000, $3,750, and $2,000 per quarter, respectively, for serving as chairpersons of these committees. Our non-employee directors receive compensation to attend Board meetings via phone or in person of $750 and $1,500, respectively. The members of our Audit Committee, Compensation Committee and Nominating and Governance Committee who are not the chairperson of the respective committee receive $2,000, $1,500 and $800 per quarter, respectively, to serve on these committees. Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

Stock Option Awards.    Additionally, directors who are not employees of Power Integrations each receive equity compensation. Previously, non-employee directors received stock options to purchase shares of common stock under the 1997 Outside Directors Stock Option Plan (the “Directors Plan”). The Directors Plan provided for the automatic grant of nonstatutory stock options to our non-employee directors over their period of service on the Board. The Directors Plan provided that each new non-employee director of Power Integrations would be granted an option to purchase 30,000 shares of common stock on the date on which such individual first became a non-employee director of Power Integrations (the “Initial Option”). Thereafter, each non-employee director who served on the Board received annually an option to purchase 10,000 shares of our common stock, with such numbers of shares reduced pro rata if such non-employee director had served on the Board for less than one year (an “Annual Option”).

Initial Options to purchase 30,000 shares continue to vest with respect to 1/3 of the shares on the first anniversary of the date of grant, and the remaining shares in a series of 24 successive equal monthly installments thereafter. Annual Options to purchase 10,000 shares were previously granted on the anniversary date of becoming a director for each of our directors who joined our Board after the date of our initial public offering, and for the others on the anniversary of our initial public offering each year. The Annual Options vest monthly over the 25th through 36th month following the date of grant.

The Directors Plan has been amended to suspend the granting of Initial and Annual Options until such time as the Board or Compensation Committee determines that Initial Options and Annual Options shall no longer be suspended under the Directors Plan.

Beginning in 2009, initial and annual grants were made to outside directors primarily under the Power Integrations 2007 Equity Incentive Plan (the “2007 Plan”) as follows (the “Directors Equity Compensation Program”):

•

Under the Directors Equity Compensation Program, each current participant and each individual who would be eligible to participate in the Directors Plan would be a participant in the Directors Equity Compensation Program.

•	The Directors Equity Compensation Program does not affect the vesting schedules or exercise prices of outstanding options held by non-employee directors.

•

Pursuant to the Directors Equity Compensation Program, on the first trading day of July in each year (the “Regular Grant Date”), if a continuing eligible director (other than a new director) holds options pursuant to which 8,000 or more shares would vest during the period commencing with the 25th month and ending with the 36th month following the Regular Grant Date (the “Third Year”), he/she would not receive a new option grant under the 2007 Plan on that day.

•

On the Regular Grant Date of each year, if a continuing eligible director (other than a new director) holds options pursuant to which less than 8,000 shares (or no shares) would vest during the Third Year, he/she would receive an option under the 2007 Plan to purchase 8,000 shares less the number of such shares. Such shares would vest monthly during the Third Year.

•

Each of Power Integrations’ outside directors was granted, effective April 28, 2009, an option to purchase between 1,538 and 3,333 shares, such that the timing of vesting and the number of shares applicable to outside director options would be more uniform.

•	A new eligible director generally would receive under the 2007 Plan (or, if determined by the Compensation Committee, under the Directors Plan):

(a)	On the first trading day of the month following commencement of service, an option to purchase the number of shares of common stock equal to: the fraction of a year (determined by reference to the number of months) between the date of the director’s appointment to the Board and the next July 1, multiplied by 8,000 (the number of shares of common stock subject to such option would be rounded down to the next whole share) and such shares would vest on such next July 1; and

(b)	On the first trading day of July following commencement of service, an option to purchase 24,000 shares vesting monthly over the three year period commencing on the Regular Grant Date.

•

The exercise price per share for options granted under the Directors Equity Compensation Program is the fair market value of a share of Power Integrations’ common stock on the grant date as determined in accordance with the option agreements.

•	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Compensation Committee.

Compensation of Other Directors.    Mr. Balakrishnan, our chief executive officer and president, is not separately compensated for his services as a member of the Board.

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all non-employee directors of Power Integrations:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	Total
Alan D. Bickell	$56,750	$85,190	$141,940
Balakrishnan S. Iyer	$47,403	$99,384	$146,787
R. Scott Brown(4)	$7,500	—	$7,500
James R. Fiebiger	$50,992	$92,291	$143,283
Steven J. Sharp	$63,727	$26,626	$90,353
Nicholas E. Brathwaite	$33,950	$106,478	$140,428
E. Floyd Kvamme	$45,750	$26,626	$72,376
William L. George	$27,813	$204,491	$232,304

(1)	This column represents annual director fees, committee chairman fees and meeting attendance fees earned in 2009. It excludes fees paid in 2009 but earned in 2008.

(2)	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 5, “Stockholders’ Equity,” in our notes to consolidated financial statements as set forth in our annual report on Form 10-K for fiscal year ended December 31, 2009 as filed with the SEC on February 26, 2010. All grants were made subject to individual award agreements, the form of which was previously filed with the SEC.

(3)	Options to purchase the following aggregate number of shares were outstanding and held by our non-employee directors as of December 31, 2009: Mr. Bickell, 114,666; Mr. Iyer, 81,333; Dr. George, 27,372; Dr. Fiebiger, 60,500; Mr. Sharp, 83,000; Mr. Brathwaite, 78,000; and Mr. Kvamme, 108,000.

(4)	In January 2009, Mr. Brown passed away.

The following table sets forth each grant of options to Power Integrations’ non-employee directors during 2009 together with the exercise price per share and grant date fair value of each award computed in accordance with FASB ASC Topic 718. Except with respect to the option grant described in footnote 4 below, each stock option grant was made under the 2007 Equity Incentive Plan. Except as indicated below, the option grants will become exercisable in twelve equal monthly installments beginning in the 25th month after the date of grant, subject to the optionee’s continued service. The exercise price per share of all options granted is equal to the fair market value of a share of common stock on the date of grant. Options granted under the 2007 Equity Incentive Plan have a maximum term of ten years after the date of grant, subject to earlier termination upon an optionee’s cessation of service.

Non-employee Director	Options Granted in 2009 (#)		Grant Date	Exercise Price per Share ($)	Grant Date Fair Value of Option Award ($)
Alan D. Bickell	1,666	(1)	4/28/2009	21.14	14,186
	8,000		7/1/2009	24.21	71,003

Nicholas E. Brathwaite	4,166	(2)	4/28/2009	21.14	35,474
	8,000		7/1/2009	24.21	71,003

James R. Fiebiger	2,500	(3)	4/28/2009	21.14	21,288
	8,000		7/1/2009	24.21	71,003

William L. George	25,834	(4)	3/9/2009	17.75	190,841
	1,538		7/1/2009	24.21	13,650

Balakrishnan S. Iyer	3,333	(5)	4/28/2009	21.14	28,381
	8,000		7/1/2009	24.21	71,003

E. Floyd Kvamme	3,000		7/1/2009	24.21	26,626

Steven J. Sharp	3,000		7/1/2009	24.21	26,626

(1)	The option will become exercisable in equal monthly installments from May 1, 2011 to June 30, 2011, subject to the optionee’s continued service.

(2)	The option will become exercisable in equal monthly installments from February 1, 2011 to June 30, 2011, subject to the optionee’s continued service.

(3)	The option will become exercisable in equal monthly installments from April 1, 2011 to June 30, 2011, subject to the optionee’s continued service.

(4)	The option was granted under the Directors Plan and will become exercisable with respect to 1/3 of the shares on the first anniversary of the date of grant, and the remaining shares in a series of 24 successive equal monthly installments thereafter, subject to the optionee’s continued service.

(5)	The option will become exercisable in equal monthly installments from March 1, 2011 to June 30, 2011, subject to the optionee’s continued service.

EXECUTIVE OFFICERS

As of April 30, 2010, our executive officers, who are appointed by and serve at the discretion of the Board, are as follows:

Name	Position With Power Integrations	Age
Balu Balakrishnan	President, Chief Executive Officer and Director	55
Douglas Bailey	Vice President, Marketing	43
Derek Bell	Vice President, Engineering	67
Bruce Renouard	Vice President, Worldwide Sales	49
Bill Roeschlein	Chief Financial Officer and Corporate Secretary	41
John Tomlin	Vice President, Operations	62
Clifford J. Walker	Vice President, Corporate Development	58

Balu Balakrishnan.    The biography of Mr. Balakrishnan appears earlier in this proxy statement. See “Proposal One—Election of Directors.”

Douglas Bailey has served as Power Integrations’ vice president of marketing since November 2004. From March 2001 to April 2004, he served as vice president of marketing at ChipX, a structured ASIC company. His earlier experience includes serving as business management and marketing consultant for Sapiential Prime, Inc., director of sales and business unit manager for 8x8, Inc., and serving in application engineering management for IIT, Inc. and design engineering roles with LSI Logic, Inmos, Ltd. and Marconi.

Derek Bell has served as Power Integrations’ vice president of engineering and technology since April 2001. Previously Mr. Bell was the chief operations officer at Palmchip Corporation, an integration and software service company from August 2000 to January 2001. Mr. Bell was vice president of engineering for the professional services group at Synopsys, Inc. an electronic design automation company, during 1999 and 2000, vice president of strategic alliances at Cirrus Logic, Inc., a semiconductor company, from 1996 to 1999, vice president and general manager of the application specific product group at National Semiconductor Corporation, Inc. a semiconductor company, from 1995 to 1996 and served as president and chief executive officer of NovaSensor, a manufacturer of silicon sensors from 1990 to 1994. He also held various senior management positions at Signetics, a semiconductor company, from 1972 to 1990, most recently as group vice president.

Bruce Renouard has served as Power Integrations’ vice president, worldwide sales since February 2002. Mr. Renouard joined our company in January 2002 as a member of the sales organization. From August 1999 to August 2001, he served as vice president, worldwide sales of Zoran Corporation, a provider of digital solutions in the multimedia and consumer electronics markets. Mr. Renouard held the position of director, worldwide market development from June 1997 to August 1999 for IDT/Centaur, an X 86 processor company. From January 1995 to June 1997, he served as national distribution sales manager for Cyrix Corp, a company specializing in Intel compatible processors.

Bill Roeschlein has served as Power Integrations’ vice president, chief financial officer and corporate secretary since June 2008. From September 2006 to June 2008, he served as vice president and chief financial officer of Selectica, Inc., a provider of sales and contract management software. From March 2005 to September 2006, he was vice president of finance and corporate controller of Ultra Clean Holdings, Inc., a semiconductor capital equipment supplier. From 2002 to 2005, Mr. Roeschlein was a financial controller at Asyst Technologies, a fab automation company. Previously, Mr. Roeschlein held financial management and audit positions with Hewlett-Packard and Coopers & Lybrand. Mr. Roeschlein is currently the subject of a felony domestic assault criminal complaint filed in Missouri, and Mr. Roeschlein denies the allegations. The proceeding is in the early stages, and Mr. Roeschlein intends to defend himself vigorously.

John Tomlin has served as Power Integrations’ vice president, operations since October 2001. From 1981 to 2001, Mr. Tomlin served in a variety of senior management positions in operations, service, logistics and marketing, most recently as vice president of worldwide operations at Quantum Corporation, a computer storage company.

Clifford J. Walker has served as Power Integrations’ vice president, corporate development since June 1995. From September 1994 to June 1995, Mr. Walker served as vice president of Reach Software Corporation, a software company. From December 1993 to September 1994, Mr. Walker served as president of Morgan Walker International, a consulting company.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of the Compensation Committee of the Board with respect to executive compensation are as follows:

1. To attract and retain qualified executive management;

2. To fairly compensate executives for the value of work provided;

3. To compensate executives for achieving specific company goals and objectives;

4. To align the incentives of our executives with the interests of our stockholders by providing equity awards to executives so that each executive has a meaningful ownership interest in our company; and

5. To implement executive compensation programs in an objective and non-discriminatory manner.

To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to our company’s financial performance and the price of our common stock. Overall, an executive’s total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.

Role of our Chief Executive Officer in Determining Compensation.    The chief executive officer reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep the company’s compensation philosophy and programs aligned with the company’s business objectives. Mr. Balakrishnan, Power Integrations’ chief executive officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation terms. The Compensation Committee considers, but is not bound to and does not always accept, management’s and the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan and other executive officers attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed or voted upon.

Comparative Compensation Analysis and Role of Compensation Consultant.    Power Integrations aligns both its cash and equity compensation to market comparables. The Compensation Committee first engaged, in 2003, an independent compensation consulting firm, Meyercord & Associates, Inc. (“Meyercord”), to assist the Compensation Committee in the analysis of compensation survey data. Meyercord has been engaged by the Compensation Committee since that time, including through 2009 and into 2010. Meyercord attends Compensation Committee meetings from time to time and provides peer group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, annual cash and equity incentive or bonus compensation, and equity compensation.

In March 2007, Meyercord performed an analysis of Power Integrations’ compensation practices, including a peer group analysis. The Compensation Committee considered peer companies to be companies in the semiconductor or closely related businesses with annual revenues in the range of $100 million to $400 million, similarities among global scope and complexity of the company’s business, and businesses falling in industry-specific categories of semiconductors and related services, integrated circuits, semiconductor solutions and computer communications. The peer group that resulted from this screening method was large and diverse enough that the addition or elimination of any one company did not alter the overall analysis materially. The full list of twenty (20) companies is as follows:

Company Name	Company Name
International Rectifier Corporation	Anadigics, Inc.
Integrated Device Technology, Inc.	Tessera Technologies, Inc.
TriQuint Semiconductor, Inc.	Applied Micro Circuits Corporation
PMC Sierra, Inc.	SiRF Technology Holdings, Inc.
Microsemi Corporation	Cirrus Logic, Inc.
Zoran Corporation	O2Micro International Limited
Diodes, Inc.	Monolithic Power Systems, Inc.
Silicon Laboratories, Inc.	Echelon Corporation
Semtech Corporation	Advanced Analogic Technologies, Inc.
Micrel, Inc.	Supertex, Inc.

Based on the Meyercord analysis, for 2007 executive compensation, the Compensation Committee determined to utilize the 50th percentile as a general reference point for base salary and annual bonus as a percentage of base salary and the 75th percentile as a general reference point for long-term equity incentive compensation. The Compensation Committee utilized a higher general reference point for long-term equity incentive compensation than the other components of executive compensation to provide a stronger incentive to the executive officers to manage the company as owners with equity stakes in the business. The Compensation Committee deviated from the general reference points for certain of the executive officers depending on the particular officer’s experience level, pay history, and performance. Notwithstanding these deviations, in 2007, for Power Integrations’ executive officers as a group, Power Integrations placed at the 50th percentile among Power Integrations’ peer companies for base salaries and annual bonuses as a percentage of base salaries and at the 78th percentile among Power Integrations’ peer companies for long-term equity incentive compensation.

In 2008 and in 2009, due to the uncertain economic climate, the Compensation Committee believed that executive compensation among the company’s peer companies had not significantly changed from 2007 executive compensation levels. Meyercord further confirmed that trends in executive compensation in the semiconductor industry, including Power Integrations’ peer companies, had remained similar since the analysis performed in 2007. Consequently, the Compensation Committee generally maintained compensation for its named executive officers in 2008 and in 2009 at 2007 levels.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust bonus awards and equity awards. Generally, the Compensation Committee also considers the pay history of each executive, the relative pay between each executive, the performance of the company and the performance and experience of each executive in arriving at compensation levels.

EXECUTIVE COMPENSATION COMPONENTS

Executive compensation is divided into the following components:

Base Salary.    The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with perceived market levels after taking into account individual responsibilities, performance and experience.

In 2009, the Compensation Committee froze 2009 base salaries at 2008 levels both due to the company’s performance and the uncertain economic climate. The 2008 base salaries had been established through minor adjustments to 2007 base salaries, which had placed the company at the 50th percentile of the company’s peer companies for the company’s executive officers as a group. The minor adjustments were made to stay consistent with adjustments made for other employees of the company.

Since base salaries at the company and the company’s peer companies had not changed significantly since 2007 (when salary levels had placed the company at the 50th percentile), base salaries for Power Integrations’ named executive officers as a group remained near the 50th percentile in 2009. The 2009 base salaries for the named executive officers as a group placed Power Integrations in the 47th percentile among Power Integrations’ peer companies. A peer group analysis directly comparing the individual 2009 base salaries of Power Integrations’ named executive officers with the base salaries of officers in analogous positions at Power Integrations’ peer companies was not conducted in establishing the 2009 base salaries.

Annual Bonus.    The Compensation Committee believes that a substantial portion of the annual compensation for each executive officer should be in the form of variable incentive bonuses. The annual incentive bonuses are intended to compensate officers for achieving annual financial goals at the corporate level. The Compensation Committee utilizes annual incentive bonuses in order to attract qualified executives, align their interests with those of the company’s stockholders, and provide appropriate executive and leadership incentives.

In 2009, the Compensation Committee determined to award bonuses in performance stock units (“PSUs”) rather than in cash (as awarded in prior years), to reduce cash expense and to provide a stronger incentive by aligning management’s goals with a higher price of the company’s common stock. In determining the number of PSUs subject to the 2009 bonus plan (the “2009 Plan”), the 2009 target bonuses were established by the Compensation Committee to be equivalent in value to the 2008 target bonuses, by dividing 2008 target bonus amounts by $27.50 (which the Compensation Committee approximated would be the level to which the company’s stock price could appreciate if the company were to perform at the target levels as specified in the 2009 Plan). The 2008 target bonuses had been established through minor adjustments to 2007 target bonuses, which had placed the company at the 50th percentile of the company’s peer companies for the executive officers as a group. The minor adjustments were made to stay consistent with adjustments made for other employees of the company.

Since target bonuses for the company and the company’s peer companies had not changed significantly since 2007 (when annual bonus levels had placed the company at the 50th percentile), target bonus as a percentage of base salary for Power Integrations’ named executive officers as a group remained near the 50th percentile in 2009. The 2009 target bonus compensation was approximately 47% of annual base salary for the company’s chief executive officer and approximately 26% of annual base salary for the company’s other named executive officers. This placed Power Integrations in the 59th percentile among Power Integrations’ peer companies for target bonus as a percentage of base salary for the named executive officers as a group. A peer group analysis directly comparing the individual 2009 target bonuses of Power Integrations’ named executive officers with the target bonuses of officers in analogous positions at Power Integrations’ peer companies was not conducted in establishing the 2009 target bonuses.

Mechanics of 2009 Bonus Plan

For the 2009 Plan, the Compensation Committee determined that actual bonus payments would be a percentage of target bonus based upon revenue and non-GAAP operating income performance, as was the case for the company’s 2008 and 2007 bonus plans. In 2006, actual cash bonuses had been earned based 100% upon the company’s non-GAAP earnings per share performance. In 2007, the Compensation Committee reassessed the executive officer bonus plan and determined that actual bonus payments would be based upon both revenue and non-GAAP operating income performance. The Compensation Committee made this decision to emphasize revenue growth and to focus management on operating performance by excluding the impact of changes in interest rates, tax rates and share count on income. Accordingly, the Compensation Committee changed the weighting of the target components of the bonus plan in 2007. The Compensation Committee has maintained this weighting since 2007, including for the 2009 Plan, which is as follows:

Revenue	25%
Non-GAAP Operating Income	75%
Total	100%

The non-GAAP operating income targets were based on non-GAAP operating income, which excluded certain expenses, including (a) FAS 123R expense; (b) any extraordinary income and or expenses associated with mergers and acquisition activities, patent lawsuit settlements and IRS settlements; and (c) any other charges or adjustments which the Compensation Committee determined to be extraordinary or otherwise appropriate. These items were excluded because the Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations’ compensation objectives.

The Compensation Committee believes the metrics of the 2009 Plan were directly tied to the company’s core operating performance, were key factors in driving stockholder value, and were important business elements that Power Integrations’ executives could meaningfully influence. By focusing on these metrics, the Compensation Committee sought to align the financial interests of the company’s executives with those of the company’s stockholders.

Revenue Component of Executive’s Bonus:

The named executive officers would not have received a bonus payout for the revenue component of the 2009 Plan if actual 2009 revenues had not exceeded $150 million, the established minimum threshold for revenues set forth in the 2009 Plan. As actual 2009 revenues increased above this minimum threshold, the actual bonus increased on a straight-line basis to 100% of the revenue component of the target bonus when actual 2009 revenues reached target revenues of $170 million. The actual bonus continued to increase on a straight-line basis thereafter, at a slower rate, to a maximum of 200% of the revenue component of the target bonus when actual 2009 revenues reached approximately $202 million.

Non-GAAP Operating Income Component of Executive’s Bonus:

The named executive officers would not have received a bonus payout for the non-GAAP operating income component of the 2009 Plan if actual 2009 non-GAAP operating income had not exceeded approximately $8.7 million, the established minimum threshold for non-GAAP operating income set forth in the 2009 Plan. As actual 2009 non-GAAP operating income increased above this minimum threshold, the actual bonus increased on a straight-line basis to 100% of the non-GAAP operating income component of the target bonus when actual 2009 non-GAAP operating income reached target non-GAAP operating income of approximately $19.6 million. The size of the bonus continued to increase on a straight-line basis thereafter, at a slower rate, to a maximum of 200% of the non-GAAP operating income component of the target bonus when actual 2009 non-GAAP operating income reached approximately $37.0 million.

The established minimum revenue and non-GAAP operating income thresholds in the 2009 Plan were based upon street consensus estimates for the company’s performance and intended to have difficulty in attainment levels consistent with the 2008 bonus plan; in 2008, the minimum threshold-level targets for revenue and non-GAAP operating income were not achieved. The target and maximum levels represented increasingly challenging and aggressive levels of performance. The Compensation Committee believed that reaching these levels would have been unlikely without substantial growth of existing business and new business resulting in market share gains.

On January 26, 2010, the Compensation Committee determined that Power Integrations had satisfied the performance conditions at the maximum levels specified for both the revenue and non-GAAP operating income components of the 2009 Plan. Accordingly, the maximum number of PSUs, or 200% of the target bonus, was vested for Power Integrations’ executive officers.

Long-Term Equity-Based Incentive Awards.    The goal of Power Integrations’ long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage Power Integrations from the perspective of an owner with an equity stake in the business. The Compensation Committee further believes that long-term performance is achieved through a culture that encourages long-term performance by our executive officers through the use of equity-based incentive awards. Providing a meaningful potential financial gain through equity-based incentive awards also assists Power Integrations in retaining its executive officers.

During 2009, the Compensation Committee made option grants to Power Integrations’ named executive officers as indicated in the “Grants of Plan-Based Awards in 2009” table below. Each grant allows the named executive officer to acquire shares of Power Integrations’ common stock at a fixed price per share equal to the fair market value of our common stock on the date of grant. The option grant will provide a return only if Power Integrations’ common stock appreciates over the option term.

In 2009, the Compensation Committee did not utilize a new peer group analysis to determine long-term equity incentive compensation. Instead, the Compensation Committee utilized the 2008 equity grants as a frame of reference (except with respect to Mr. Roeschlein who joined the company in 2008) to determine the levels of equity grants for 2009.

On March 9, 2009, the Compensation Committee approved the grants of stock options to purchase shares of the company’s common stock to the company’s named executive officers, effective April 28, 2009. The Black-Scholes values of the stock options granted to each of Messrs. Tomlin, Renouard and Bell were slightly less in value than the Black-Scholes values of the stock options granted to such executive officers in 2008. The Black-Scholes value of Mr. Balakrishnan’s stock option was approximately the same as the Black-Scholes value of the stock option granted to Mr. Balakrishnan in 2008. The Compensation Committee approved a slightly larger increase in value for Mr. Balakrishnan’s stock option relative to the other named executive officers’ stock options in recognition of Mr. Balakrishnan’s technical engineering contributions to the company, in addition to his performance as the chief executive officer. The size of Mr. Roeschlein’s stock option was determined in relation to the size of the stock options granted to the company’s other named executive officers (other than the chief executive officer). The Compensation Committee also considered the fact that Mr. Roeschlein held no stock options due to his recent hiring and the company’s tender offer in 2008.

While the value of the stock options granted in March 2009 placed Power Integrations at the 78th percentile among Power Integrations’ peer companies for Power Integrations’ executive officers as a group, the total number of shares underlying the stock options granted to the named executive officers in 2009 placed Power Integrations in the 51st percentile among Power Integrations’ peer companies in terms of the percentage of outstanding shares granted. A peer group analysis directly comparing the individual 2009 stock options granted to Power Integrations’ named executive officers with the 2009 stock options granted to officers in analogous positions at Power Integrations’ peer companies was not conducted in determining 2009 long-term equity incentive compensation.

In addition to stock options, the Compensation Committee, at times, grants long-term, equity-based incentive awards in the form of restricted stock units. The Compensation Committee granted restricted stock units to the named executive officers in 2010.

Other Compensation.    Our executives are party to employment agreements and offer letters (“Employment Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause or is terminated in connection with a change of control. In the event of a termination without cause or a termination in connection with a change of control, these benefits include a cash severance payment based upon the executive’s highest annual salary from the company, the executive’s targeted annual incentive bonus, continued health coverage and accelerated vesting of stock options (only the chief executive officer receives vesting acceleration for terminations not in connection with a change of control). If the executive is terminated in connection with a change of control, the benefits also include extended time to exercise stock options. If the executive continues service without termination after a change of control, the benefits include partial acceleration of vesting for stock options (with the amount of acceleration varying based upon whether or not the acquiring company assumes the company’s stock options as well as the executive’s position and amount of service to the company). After a set age following an extended amount of service to our company, the executives may also receive continued health plan coverage and extended time to exercise stock options pursuant to the Employment Agreements. The Compensation Committee approved these Employment Agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. The level of benefits under the Employment Agreements was established by the Compensation Committee to provide retention incentives in line with similar incentives at comparable companies. These severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate named executive officers to continue employment with the company and maximize stockholder value in the event of a potential change of control. A summary of the material terms of these Employment Agreements, together with a quantification of the benefits available under the agreements, may be found in the section below entitled “Summary of Executive Compensation—Employment Contracts and Termination of Employment and Change of Control Agreements.”

Perquisites and Generally Available Benefit Programs.    We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan, except Mr. Balakrishnan who is currently prohibited from participating due to his ownership of greater than five percent (5%) of the company’s common stock. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. For fiscal 2009, Power Integrations contributed to the employee 401(k) plan; the plan provides contribution of 3% of salary up to maximum of $3,000 for each U.S. employee. The company’s contribution is discretionary and the decision to contribute is made by the company each year based on business conditions. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Pension Benefits.”

Federal Tax Considerations.    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits Power Integrations to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. For 2009, the deduction for compensation paid to certain executive officers was limited. The tax effects of Internal Revenue Code Section 162(m) are considered in establishing appropriate executive compensation.

Compensation “Claw-back”.    In 2009, we implemented a compensation “claw-back” mechanism with respect to our compensation of our executive officers that conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers. Specifically, in the event of intentional misconduct that results in an accounting restatement of any financial statement filed in the twelve (12) months prior to the payout of the bonus due to material noncompliance by the company with any financial reporting requirements of the federal securities laws, the officers determined by the Board to have engaged in such intentional misconduct will reimburse the company the difference between the amount of any bonus received that was based on the original financial statements and the amount of the bonus such officer would have received had the amount of the bonus been calculated based on the restated financial statements.

COMPENSATION COMMITTEE REPORT1

The Compensation Committee of the Board of Directors of Power Integrations has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

COMPENSATION COMMITTEE:

E. Floyd Kvamme (Chairman)

William L. George

Alan D. Bickell

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION TABLES

Summary of Executive Compensation

The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2009. We refer to these employees collectively as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)		Non-Equity Incentive Plan Compensation(10)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(11) ($)	All Other Compensation		Total
Balu Balakrishnan	2009	$409,230	$6,000	$372,000	$1,703,040	(4)	—	—	$4,092	(12)	$2,494,362
President and Chief Executive Officer	2008	$393,461	$19,500	—	$1,917,330	(5)	—	$51	$2,153	(13)	$2,332,495
	2007	$380,385	$3,000	—	$1,922,448		$281,000	—	$5,590	(14)	$2,592,423

Bill Roeschlein(26)	2009	$255,769	—	$111,600	$425,760		—	$20,216	$3,780	(15)	$817,125
Chief Financial	2008	$123,077	—	—	$1,337,090	(6)	—	—	$586	(16)	$1,460,753
Officer and Corporate Secretary	2007	—	—	—	—		—	—	—		—

John Tomlin	2009	$281,346	—	$148,800	$340,608		—	—	$3,858	(17)	$774,612
Vice President, Operations	2008	$270,577	—	—	$409,030	(7)	—	$3,017	$1,565	(18)	$684,189
	2007	$262,692	—	—	$420,536		$112,400	$995	$4,812	(19)	$801,435

Bruce Renouard	2009	$271,115	—	$148,800	$340,608		—	$3,353	$3,827	(20)	$767,703
Vice President, Sales	2008	$260,654	—	—	$409,030	(8)	—	$389	$1,510	(21)	$671,583
	2007	$252,692	—	—	$420,536		$112,400	$5,477	$4,748	(22)	$795,853

Derek Bell	2009	$281,346	—	$148,800	$340,608		—	—	$3,858	(23)	$774,612
Vice President, Engineering	2008	$270,577	—	—	$409,030	(9)	—	—	$1,554	(24)	$681,161
	2007	$262,692	—	—	$420,536		$112,400	$298	$4,812	(25)	$800,738

(1)	The “Bonus” in (a) 2009 was awarded for Mr. Balakrishnan’s work on several patents that were assigned to Power Integrations; (b) the “Bonus” in 2008 was awarded for his work on several patents that were assigned to Power Integrations; and (c) the “Bonus” in 2007 was awarded for his work on one patent application that was assigned to Power Integrations in 2007.

(2)	The dollar amounts in this column reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718, excluding estimates of forfeiture, for the grant of performance stock units made pursuant to Power Integrations’ 2009 bonus plan, which were subject to certain performance conditions, as further described in the “Compensation Discussion & Analysis” section. The fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions which was the same as the value of the award at the grant date assuming the highest levels of performance conditions were achieved. The grant date fair value was calculated by multiplying the closing stock price on the grant date by the maximum number of shares awarded.

(3)	The dollar amounts in this column reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted during the fiscal year. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules. For information on the assumptions used to calculate the value of the awards for 2009, 2008 and 2007, refer to Note 5 to Power Integrations’ consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 26, 2010.

(4)	Excludes the decrease in fair value in the amount of $(432,779), computed as of the repricing date in accordance with FASB ASC Topic 718, due to the increasing of the exercise price on February 2, 2009 from $14.82 to $21.20 for 50,000 shares underlying an option originally granted on February 21, 2002.

(5)	Excludes the aggregate decrease in fair value of option awards in the amount of $(345,147), computed as of the modification date in accordance with FASB ASC Topic 718, due to the tendering of options to purchase an aggregate of 150,000 shares at a weighted average purchase price of $31.15 having a fair value of $945,147 in exchange for $600,000 in connection with the tender offer completed in December 2008.

(6)	Excludes the aggregate decrease in fair value of option awards in the amount of $(235,090), computed as of the modification date in accordance with FASB ASC Topic 718, due to the tendering of options to purchase an aggregate of 100,000 shares at a weighted average purchase price of $31.53 having a fair value of $635,090 in exchange for $400,000 in connection with the tender offer completed in December 2008.

(7)	Excludes the aggregate decrease in fair value of option awards in the amount of $(314,939), computed as of the modification date in accordance with FASB ASC Topic 718, due to the tendering of options to purchase an aggregate of 157,000 shares at a weighted average purchase price of $27.46 having a fair value of $1,478,028 in exchange for $528,000 in connection with the tender offer completed in December 2008.

(8)	Excludes the aggregate decrease in fair value of option awards in the amount of $(130,899), computed as of the modification date in accordance with FASB ASC Topic 718, due to the tendering of options to purchase an aggregate of 72,000 shares at a weighted average purchase price of $28.71 having a fair value of $418,899 in exchange for $288,000 in connection with the tender offer completed in December 2008.

(9)	Excludes the aggregate decrease in fair value of option awards in the amount of $(73,631), computed as of the modification date in accordance with FASB ASC Topic 718, due to the tendering of options to purchase an aggregate of 32,000 shares at a weighted average purchase price of $31.15 having a fair value of $201,631 in exchange for $128,000 in connection with the tender offer completed in December 2008.

(10)	The dollar amounts in this column reflect the earning of annual cash incentive bonuses.

(11)	Includes an estimate of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under such named executive officer’s defined benefit pension plan. Excludes the negative aggregate change in the actuarial present value in 2009 of Mr. Balakrishnan’s, Mr. Tomlin’s and Mr. Bell’s accumulated benefits under such named executive officers’ defined benefit pension plans in the amounts of ($1,197), ($341) and ($58), respectively. Excludes the negative aggregate change in the actuarial present value in 2008 of Mr. Bell’s accumulated benefits under such named executive officer’s defined benefit pension plan in the amount of ($454). Excludes the negative aggregate change in the actuarial present value in 2007 of Mr. Balakrishnan’s accumulated benefits under such named executive officer’s defined benefit pension plan in the amount of $(405). The narrative and footnotes following the Pension Benefits table below provides additional detail about Power Integrations’ pension plans.

(12)	Represents $3,000 contributed by Power Integrations to Mr. Balakrishnan’s 401(k) account, and $1,092 for a life insurance premium.

(13)	Represents $2,153 for a life insurance premium.

(14)	Represents $3,000 contributed by Power Integrations to Mr. Balakrishnan’s 401(k) account, and $2,590 for a life insurance premium.

(15)	Represents $3,000 contributed by Power Integrations to Mr. Roeschlein’s 401(k) account, and $780 for a life insurance premium.

(16)	Represents $586 for a life insurance premium

(17)	Represents $3,000 contributed by Power Integrations to Mr. Tomlin’s 401(k) account and $858 for his life insurance premium.

(18)	Represents $1,565 for a life insurance premium.

(19)	Represents $3,000 contributed by Power Integrations to Mr. Tomlin’s 401(k) account and $1,812 for his life insurance premium.

(20)	Represents $3,000 contributed by Power Integrations to Mr. Renouard’s 401(k) account and $827 for his life insurance premium.

(21)	Represents $1,510 for a life insurance premium.

(22)	Represents $3,000 contributed by Power Integrations to Mr. Renouard’s 401(k) account and $1,748 for his life insurance premium.

(23)	Represents $3,000 contributed by Power Integrations to Mr. Bell’s 401(k) account and $858 for his life insurance premium.

(24)	Represents $1,554 for a life insurance premium.

(25)	Represents $3,000 contributed by Power Integrations to Mr. Bell’s 401(k) account and $1,812 for his life insurance premium.

(26)	Mr. Roeschlein began his employment with Power Integrations in June 2008, and therefore had no compensation in 2007.

Grants of Plan-Based Awards in 2009

The following table shows for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards and non-equity incentive plan awards, to the named executive officers:

Name	Grant Date	Committee Approval Date of Stock Option Grants(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(7)
			Threshold(3)	Target(4)	Maximum(5)
Balu Balakrishnan	4/28/09	3/9/09				200,000	$21.14	$1,703,040
	3/10/09	3/9/09	0	10,000	20,000			$372,000
Bill Roeschlein	4/28/09	3/9/09				50,000	$21.14	$425,760
	3/10/09	3/9/09	0	3,000	6,000			$111,600
John Tomlin	4/28/09	3/9/09				40,000	$21.14	$340,608
	3/10/09	3/9/09	0	4,000	8,000			$148,800
Bruce Renouard	4/28/09	3/9/09				40,000	$21.14	$340,608
	3/10/09	3/9/09	0	4,000	8,000			$148,800
Derek Bell	4/28/09	3/9/09				40,000	$21.14	$340,608
	3/10/09	3/9/09	0	4,000	8,000			$148,800

(1)	Reflects the date the Compensation Committee determined to make the grant, such grant to be effective on the grant date designated in the column to the left, at the fair market value on the grant date. Grant dates were designated at the time of the Compensation Committee’s action, which grant dates were dates on which Power Integrations was not in possession of material, non-public information, e.g., the third trading day after release of earnings for the grants of stock options.

(2)	These columns set forth the threshold, target and maximum amounts of performance stock units for each named executive officer for the year ended December 31, 2009 under Power Integrations’ 2009 bonus plan. The actual grant date fair values of the awards earned for the year ended December 31, 2009 for each named executive officer are set forth in the “2009 Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2009. For a description of the 2009 bonus plan, see “Compensation Discussion and Analysis.”

(3)	No performance stock units would have vested if Power Integrations’ 2009 actual revenue and actual non-GAAP operating income did not exceed at least an established minimum amount as set forth in the 2009 bonus plan.

(4)	Target represents the number of performance stock units which would have vested if the metrics in the 2009 bonus plan were fully met.

(5)	Maximum represents the maximum awards which could vest pursuant to the 2009 bonus plan, which is 200% of target. On January 26, 2010, the Compensation Committee determined that Power Integrations had satisfied the performance conditions at the maximum levels specified under the 2009 bonus plan. Accordingly, the maximum number of performance stock units were vested.

(6)	Stock options were granted pursuant to the 2007 Equity Incentive Plan. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee’s continued employment or service with Power Integrations. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(7)	Represents the grant date fair value of stock and option awards as determined in accordance with FASB ASC Topic 718. With respect to the equity incentive plan awards, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions which was the same as the value of the award at the grant date assuming the highest levels of performance conditions were achieved, and excludes estimates of forfeiture.

The amount of salary and bonus in proportion to total compensation in 2009 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

Outstanding Equity Awards at 2009 Fiscal Year — End

The following table shows for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards at December 31, 2009

Name	Number of Securities Underlying Unexercised Options Exercisable(1)		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Balu Balakrishnan	10,000			$15.06	4/14/2010	20,000	$727,200
	261,346			$12.10	5/31/2011
	50,000			$21.20	2/21/2012
	86,887			$14.82	2/21/2012
	141,050			$17.75	1/8/2013
	2,934			$18.95	1/8/2013
	153,317			$18.95	1/8/2013
	3,673			$27.22	2/4/2014
	196,327			$27.22	2/4/2014
	200,000			$17.18	1/24/2015
	172,500		7,500	$26.75	2/7/2016
	106,666		53,334	$25.25	8/15/2017
	4,730	(4)	18,920	$21.40	4/28/2019
	28,603	(4)	147,747	$21.40	4/28/2019

Bill Roeschlein	6,083	(4)	41,667	$21.14	4/28/2019	6,000	$218,160

John Tomlin	2,473			$18.95	1/8/2013	8,000	$290,880
	16,467			$18.95	1/8/2013
	36,699			$17.18	1/24/2015
	6,666	(4)	33,334	$21.14	4/28/2019

Bruce Renouard	41,471			$14.82	2/21/2012	8,000	$290,880
	4,779			$14.82	2/21/2012
	2,699			$17.75	1/8/2013
	18,863			$17.75	1/8/2013
	2,934			$18.95	1/8/2013
	20,504			$18.95	1/8/2013
	3,673			$27.22	2/4/2014
	41,327			$27.22	2/4/2014
	45,000			$17.18	1/24/2015
	23,333		11,667	$25.25	8/15/2017
	6,666	(4)	33,334	$21.14	4/28/2019

Name	Number of Securities Underlying Unexercised Options Exercisable(1)		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Derek Bell	9,367			$12.10	5/31/2011	8,000	$290,880
	7,403			$12.10	5/31/2011
	4,779			$14.82	2/21/2012
	23,554			$14.82	2/21/2012
	2,934			$18.95	1/8/2013
	20,504			$18.95	1/8/2013
	2,699			$17.75	1/8/2013
	18,863			$17.75	1/8/2013
	3,673			$27.22	2/4/2014
	41,327			$27.22	2/4/2014
	45,000			$17.18	1/24/2015
	38,333		1,667	$26.75	2/7/2016
	23,333		11,667	$25.25	8/15/2017
	6,666	(4)	33,334	$21.14	4/28/2019

(1)	Except as indicated, options in this table were granted from the 1997 Stock Option Plan and are immediately exercisable and vest fully within four years from the grant date subject to the optionee’s continued employment or service with Power Integrations. Such options vest at the rate of 1/8 on the six-month anniversary of the date of grant and 1/48 monthly thereafter. Power Integrations has a right to repurchase shares issued upon the exercise of unvested options until such shares become vested. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

(2)	Represents the maximum number of performance stock units which could vest under the 2009 bonus plan if the performance vesting criteria with respect to such performance stock units were satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. Performance stock units will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination and only if the participant remains in continuous service as an employee, director or consultant through the employment vesting date. On January 26, 2010, the Compensation Committee determined that Power Integrations had satisfied the performance conditions at the maximum levels specified under the 2009 bonus plan. Accordingly, the maximum number of performance stock units were vested as of such date.

(3)	Value calculated based on the $36.36 closing price of Power Integrations’ common stock on December 31, 2009.

(4)	This option was granted under the 2007 Equity Incentive Plan. Six months from the date of grant, 1/8 of the shares subject to the stock option vest, with the remainder vesting monthly over the subsequent 42 months subject to the optionee’s continued employment or service with Power Integrations. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

2009 Option Exercises

The following table presents information concerning the aggregate number of shares for which options were exercised during fiscal 2009 for each of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Balu Balakrishnan	105,407	$984,605
Bill Roeschlein	2,250	$27,904
John Tomlin	—	$—
Bruce Renouard	11,968	$224,141
Derek Bell	54,000	$1,200,185

(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Executive Officer Benefits Agreement.    On April 25, 2002, Power Integrations entered into a chief executive officer benefits agreement with Balu Balakrishnan. The form of the agreement was approved by the Compensation Committee on April 18, 2002 and amended by the Compensation Committee on August 8, 2007 (the “CEO Benefits Agreement”). On August 8, 2007, Power Integrations entered into amended and restated executive officer benefits agreements with its named executive officers Derek Bell, vice president, engineering, John Tomlin, vice president, operations and Bruce Renouard, vice president, sales. On November 5, 2008, Power Integrations entered into an executive officer benefits agreement with its chief financial officer, Bill Roeschlein. The executive officers benefits agreements referenced in this paragraph, including the CEO Benefits Agreement, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph, are referred to as the “Officers.”

The Executive Officer Benefits Agreements, as amended as the case may be, provide for certain benefits, as described below, including:

•	acceleration of vesting of stock options upon a change of control of Power Integrations,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control,

•	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and

•	retirement benefits.

These benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The executive officers must also execute a release of claims in a form reasonably satisfactory to the company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the company.

A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations’ assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer’s compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 50% of Mr. Balakrishnan’s then-unvested shares will vest, but if an acquiring company does not assume the options, 100% of Mr. Balakrishnan’s then-unvested shares will vest. With respect to the other Officers, upon a change of control, 25% of the Officer’s then-unvested shares will vest. However, if an acquiring company does not assume the options, 50% of the Officer’s then-unvested shares will vest if the Officer is a “new executive” (an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer’s then-unvested shares will vest if the Officer is a “senior executive” (an executive with at least five years of continuous service to Power Integrations as an executive officer). Mr. Bell, Mr. Renouard and Mr. Tomlin are senior executives and Mr. Roeschlein is a new executive.

Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a payment equal to twelve months of his highest annual salary from Power Integrations plus targeted annual incentive bonus, acceleration of 100% of all his then-outstanding stock options, extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations’ health plans for twelve months at Power Integrations’ expense.

Each Officer other than Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without “cause” or he resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a payment equal to six months of the Officer’s highest annual salary from Power Integrations plus 50% of the Officer’s targeted annual incentive bonus (and for a senior executive, up to an additional six months of salary and 50% of bonus until such senior executive secures new employment, paid on a ratable monthly basis), vesting of 50% of then-unvested shares if the Officer is a new executive, or vesting of 100% of then unvested shares if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations’ health plans at Power Integrations’ expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.

In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a payment equal to six months (twelve months in the case of Mr. Balakrishnan) of the Officer’s highest annual salary plus 50% (100% in the case of Mr. Balakrishnan) of the Officer’s targeted annual incentive bonus, and continued medical and dental coverage under the Power Integrations’ health plans for six months (twelve months in the case of Mr. Balakrishnan) at Power Integrations’ expense. In addition, Mr. Balakrishnan is entitled to vesting acceleration of 50% of all his then-unvested stock options.

Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the term of the option (not to exceed five years in the case of Officers other than Mr. Balakrishnan) and medical and dental benefits for him and his dependents at Power Integrations’ expense until he achieves the age of 65; thereafter, participation in the health plans would be at the Officer’s expense.

Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integrations’ medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.

The post-termination exercise period for an Officer’s vested stock options granted prior to April 26, 2002 will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes.

In mid-2009, Power Integrations began utilizing performance stock units (“PSUs”) in lieu of cash for Power Integrations’ bonus plan for executive officers. The applicable PSU agreements relating to the bonus plan as entered into with each of Power Integrations’ executive officers provide that PSUs will be treated in the same manner as cash for the payments of the targeted annual incentive bonuses to be made in the situations described above and as set forth in the Executive Officer Benefits Agreements. The PSUs deemed vested will be paid in shares of Power Integrations’ common stock equal to the number of PSUs deemed vested.

If any of the payments and benefits provided under the Executive Officer Benefits Agreements in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.

PENSION BENEFITS

The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2009 for each named executive officer.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Balu Balakrishnan	21	$18,715
Bill Roeschlein	1	$20,216
John Tomlin	8	$8,154
Bruce Renouard	8	$15,176
Derek Bell	9	$1,352

Only Mr. Balakrishnan is currently eligible to receive medical benefits upon retirement. For the other named executive officers, they will become eligible upon the earlier to occur of (a) age 50 with 15 years of service or (b) age 55 with 10 years of service. The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (ASC 715). The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

•	The discount rate for future payments was 5.96% as of 12/31/2009.

•	The assumed annual increase in health care costs is 10% as of 12/31/2009, with the annual increase lessening by 1/2% per year, to an ultimate rate of 5% in 2019.

•	25% of active participants are assumed to become eligible and elect coverage at retirement.

•	Retirement is assumed to take place at age 62, or at first eligibility if older.

•	2/3 of active employees are assumed to have eligible spouses who, at the employee’s retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

POTENTIAL PAYMENTS UPON RETIREMENT OR CHANGE OF CONTROL

The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2009, and the price per share of Power Integrations’ common stock is the closing price on the NASDAQ Global Select Market as of that date ($36.36). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

Name/Type of Benefit	Retirement Benefits	Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
		Not within 18 months of a Change of Control(1)	Within 18 months of a Change of Control(2)	Acquiring Company Assumes Options(3)	Acquiring Company Does Not Assume Options(4)
Balu Balakrishnan
Cash Severance—Base Salary	—	$400,000	$400,000	—	—
Severance—Bonus(5)	—	$363,600	$363,600	—	—
Vesting Acceleration(6)	—	$1,600,644	$3,201,287	$1,600,644	$3,201,287
Extension of Option Term(7)	$5,196,324	—	$1,167,861	—	—
Continued Coverage of Employee Benefits(8)	$171,922	$18,097	$18,097	—	—

Total Termination Benefits:(9)	$5,368,246	$2,382,341	$5,150,845	$1,600,644	$3,201,287

Bill Roeschlein
Cash Severance—Base Salary	—	$125,000	$125,000	—	—
Severance—Bonus(5)	—	$54,540	$54,540	—	—
Vesting Acceleration(6)	—	—	$317,086	$158,543	$317,086
Extension of Option Term(7)	—	—	$17,891	—	—
Continued Coverage of Employee Benefits(8)	—	$11,105	$11,105	—	—

Total Termination Benefits(9)	—	$190,645	$525,622	$158,543	$317,086

John Tomlin
Cash Severance—Base Salary	—	$137,500	$275,000	—	—
Severance—Bonus(5)	—	$72,720	$145,440	—	—
Vesting Acceleration(6)	—	—	$507,343	$126,836	$507,343
Extension of Option Term(7)	—	—	$46,304	—	—
Continued Coverage of Employee Benefits(8)	—	$7,710	$15,420	—	—

Total Termination Benefits:(9)	—	$217,930	$989,507	$126,836	$507,343

Name/Type of Benefit	Retirement Benefits	Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason		Continuation of Service Without Termination After Change of Control
		Not within 18 months of a Change of Control(1)	Within 18 months of a Change of Control(2)	Acquiring Company Assumes Options(3)	Acquiring Company Does Not Assume Options(4)
Bruce Renouard
Cash Severance—Base Salary	—	$132,500	$265,000	—	—
Severance—Bonus(5)	—	$72,720	$145,440	—	—
Vesting Acceleration(6)	—	—	$636,964	$159,241	$636,964
Extension of Option Term(7)	—	—	$183,131	—	—
Continued Coverage of Employee Benefits(8)	—	$7,710	$15,420	—	—

Total Termination Benefits(9)	—	$212,930	$1,245,955	$159,241	$636,964

Derek Bell
Cash Severance—Base Salary	—	$137,500	$275,000	—	—
Severance—Bonus(5)	—	$72,720	$145,440	—	—
Vesting Acceleration(6)	—	—	$652,984	$163,246	$652,984
Extension of Option Term(7)	—	—	$248,640	—	—
Continued Coverage of Employee Benefits(8)	—	$7,710	$15,420	—	—

Total Termination Benefits:(9)	—	$217,930	$1,337,484	$163,246	$652,984

(1)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus plus 50% acceleration of all his then-unvested options plus twelve months medical and dental coverage; and with respect to all other named executive officers six months of salary plus 50% of targeted bonus plus six months of medical and dental coverage.

(2)	For termination within 18 months of a change of control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his targeted annual bonus, 100% acceleration of all his then-unvested options, and twelve months medical and dental coverage; for all others, six months salary plus 50% of targeted bonus, 100% of unvested options would vest upon a change of control for senior executives and 50% of unvested options would vest upon change of control for new executives, and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months salary and 50% bonus will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.

(3)	Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding options. With respect to Mr. Balakrishnan 50% of all his then-unvested options would vest; for all others, 25% of the unvested options would vest.

(4)	Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding options. With respect to Mr. Balakrishnan 100% of all his then-unvested options would vest; for all others, 50% of the unvested options would vest for a new executive and 100% for a senior executive.

(5)

In mid-2009, Power Integrations began utilizing performance stock units (“PSUs”) in lieu of cash for Power Integrations’ bonus plan for executive officers. The applicable PSU agreements relating to the bonus plan as entered into with each of Power Integrations’ executive officers provide that PSUs will be treated in the same manner as cash for the payments of the target bonus in connection with a Termination Upon Change in Control or Termination of Employment (as defined in the Executive Officer Benefits Agreements). The PSUs deemed vested will be paid in shares of Power Integrations’ common stock equal to the number of PSUs deemed vested.

(6)	Reflects the aggregate market value of unvested option grants. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $36.36, the closing price per share on the NASDAQ Global Select Market at December 31, 2009, and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2009.

(7)	Reflects the aggregate market value of extensions of stock option exercise periods. The post-termination exercise period for an Officer’s vested stock options granted prior to April 26, 2002 will be extended only if such extension does not require Power Integrations to incur a compensation expense for financial statement purposes. Mr. Balakrishnan is eligible for an extension of his stock option exercise period for vested options to one year upon termination within 18 months of a change of control, or for the term of the option in the case of retirement. Officers, other than Mr. Balakrishnan, are eligible for an extension of their stock option exercise periods to one year upon a termination within 18 months of a change of control, and up to five years upon retirement (assuming such Officers are eligible to receive retirement benefits). The values of the extensions of the stock option exercise periods are computed by using the Black-Scholes-Merton model in accordance with FASB ASC Topic 718 and calculating the difference between (i) the fair value of each applicable option with the extended option expiration date minus (ii) the fair value of each applicable option with the original option expiration date.

(8)	For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided. Calculated based upon the rates at December 31, 2009.

(9)	The total termination benefits received by the Officer for termination within 18 months of a change of control may be lower than what is stated in this table in light of a provision in the Officers’ respective Executive Officers Benefits Agreement which states that if any of the payments and benefits provided under such agreements (the “Payments”) in connection with a change of control would result in a “parachute payment” under Section 280G of the Internal Revenue Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the respective agreements), whichever amount provides the greatest amount of benefit to the Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Power Integrations’ Compensation Committee consists of Messrs. Bickell and Kvamme and Dr. George. On January 27, 2009, as a result of the passing of Mr. Brown, Mr. Bickell was appointed to the Compensation Committee. On October 20, 2009, Mr. Sharp resigned from the Compensation Committee and Dr. George was appointed to the Compensation Committee. None of the current members of the Compensation Committee nor Mr. Brown is nor was an officer or employee of Power Integrations or its subsidiaries. Mr. Sharp served as the interim chief executive officer of Power Integrations during its first year in 1988. None of Power Integrations’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations’ Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions    We did not conduct any transactions with related persons in fiscal 2009 that would require disclosure in this proxy or approval by the Audit Committee or another independent body of the Board.

Related Party Transactions Policies and Procedures    Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers, and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers, and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of our Board. During fiscal 2009, we did not have any related party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed. On March 9, 2009, the Board and Audit Committee granted a waiver, with respect to the Code of Business Conduct and Ethics, to Dr. George regarding his current option and stock holdings in a competitor of Power Integrations. Dr. George holds these securities as a result of his previous employment with that competitor. The Board and Audit Committee granted the waiver because Dr. George no longer possesses any role at the competitor and the competitor’s business which competes with Power Integrations comprises a minor portion of the business of such competition.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding,” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact the Investor Relations Department at 408-414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Bill Roeschlein
Bill Roeschlein Secretary

April 30, 2010

A copy of Power Integrations’ Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available on our website, www.powerint.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

Directions to Power Integrations, Inc. from San Jose Airport

1.	Head southeast on Airport Blvd
2.	Slight right to stay on Airport Blvd (signs for Departures A/Terminal C)
3.	Slight right (signs for CA-87/US-101/Skyport Dr)
4.	Slight right to merge onto CA-87 S/Guadalupe Pkwy toward Downtown
5.	Take the exit onto I-280 S toward US-101
6.	Take the exit onto US-101 S toward Los Angeles
7.	Take the Hellyer Ave exit
8.	Turn left at Hellyer Ave
5245 Hellyer Ave San Jose, CA

Power Integrations

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on June 18, 2010.

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/POWI

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: Each to be elected to hold office until the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified.

01 - Balu Balakrishnan

02 - Alan D. Bickell

03 - Nicholas E. Brathwaite

04 - James Fiebiger

05 - William George

06 - Balakrishnan S. Iyer

07 - E. Floyd Kvamme

08 - Steven J. Sharp

For Withhold

For Withhold

For Withhold

For Against Abstain

2. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent

registered public accounting firm of Power Integrations, Inc.

for the fiscal year ending December 31, 2010.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890

J N T

1 U P X

0 2 5 2 4 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

0161KA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Power Integrations

Proxy — Power Integrations

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2010

The undersigned hereby appoints Balu Balakrishnan and Bill Roeschlein, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Power Integrations, Inc. to be held at 5245 Hellyer Avenue, San Jose, CA 95138 on Friday, June 18, 2010 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.